Exhibit 99.1

For information contact:

Paul R. Flanders

Chief Financial Officer

(315) 424-0513

FOR IMMEDIATE RELEASE

Carrols Corporation Receives Consent and Waiver

Under its Senior Credit Facility

Syracuse, New York (December 6, 2005) – Carrols Corporation (“Carrols”) announced today that it obtained a Consent and Waiver from its lenders under Carrols’ Loan Agreement dated as of December 15, 2004 which governs its senior credit facility. The lenders permitted Carrols to extend the time to deliver its third quarter 2005 financial statements to February 15, 2006.

Carrols Corporation, headquartered in Syracuse, New York, is one of the largest restaurant companies in the U.S. It owns, operates, and franchises approximately 565 restaurants under the Burger King®, Pollo Tropical®, and Taco Cabana® brands, and has operations in 17 states.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616